EXHIBIT 10.44

August 1, 2002

Mark Register
Kastanienhain 6
Bad Soden, 65812, Germany

Dear Mark,

On behalf of Mercator, I am pleased to outline the details of your promotion to President, Field Operations to be located in Wilton, CT. This assignment is intended to be two years in duration.

As President, Field Operations, you will have the opportunity to contribute to significant positive changes that will have a direct impact on Mercator’s growth and profitability. We recognize the importance of this role in achieving our worldwide business objectives and have tried to ensure that the foreign assignment package meets your needs as well as those of the Company. We certainly appreciate your dedication and the understanding and support of your family towards this assignment.

Your foreign employment requires the completion of U.S. government entry documents and work visas and is subject to your acceptance of the terms and conditions outlined in this letter. For compensation purposes, your assignment will be effective August 1, 2002.

The terms and conditions outlined in this letter will be in effect for the period of your foreign assignment or your return to Australia whichever comes first.

For your convenience, we’ve organized the information in this letter into the following major categories:

•	Compensation

•	Making the Move

•	Orientation to Your New Environment

•	Other Benefits While on Assignment

•	Tax Equalization

•	End of Assignment Terms

•	Your Acceptance

Compensation

Base salary and merit compensation

Your initial base salary for this position will be the equivalent of US$250,000 effective August 1, 2002. A portion of this amount can be paid in part on the Australian payroll at the exchange rate as of August 1, 2002 should you elect that option. The other part be paid on the U.S. payroll.

Incentive compensation

You will also continue to be eligible to participate in the management bonus plan with a target bonus payment of 100% of base pay. The plan payments are determined by a combination of Operational and Strategic results and may be paid on the Australian payroll if acceptable to the company and yourself.

Housing and Education Benefits

In addition to your base salary, you will be provided the following housing and education benefits:

•	Company paid housing and utilities (gas, heating oil & electric) comparable to someone of your position and family size. This amount to be reviewed and agreed upon by the Company.

•	It is assumed your children will attend the U.S. public schools associated with your place of residence. Any exception to this will need to be reviewed and approved by the Company in advance.

Orientation to Your New Environment

Given the investment that you, your family, and the company are making in this transition, it is especially important that you and those traveling with you feel comfortable in your new surroundings. In this spirit, the Company will provide a number of services that should help to ease the process:

Pre-assignment Visit

We will offer you a pre-assignment visit to the U.S. so that you and your spouse may familiarize yourself with the area and so that you may have an opportunity to find a possible residence (economy class if your children accompany you).

Making the Move

The Company will also provide benefits to help you make the actual move to the U.S. These include the following:

Relocation Counselor

The Company will engage an international relocation firm in Frankfurt to assist you with the issues and processes related to this move.

Document Assistance

The Relocation Counselor will advise you on appropriate documentation and the Company will cover the costs incurred in obtaining papers for travel to, or establishing residence in the U.S.

Home Country Housing Support

We believe it is in your best interest, as well as the Company’s, that you retain ownership of your Australian residence during your period of expatriation. The company will cover the costs associated with the engagement of a management firm to watch over home country residence while you are on foreign assignment.

Miscellaneous Relocation Expenses

Upon arrival in the U.S., you will be provided reimbursement for incidental costs of the relocation upon submission of a Relocation Expense Request. These costs include such things as appliance purchases, window treatments, telephone/cable/network connections and other reasonable personal and miscellaneous expenses not specifically mentioned in this letter.

Shipment/Storage of Personal Household Goods

We will move your personal goods and furniture up to the amount that can fit in a “container” of the size used to ship your goods from Australia. You will also be entitled to store personal and household goods in Australia at the company’s expense. All items to be moved will be fully insured by the Company. The company will not pay for the shipment of any unusual items such as jewelry, antiques, livestock (except for dogs and cats), boats, etc., that may require special handling.

The Company will also pay for any import duties and other expenses necessary for actual delivery of the goods approved for shipment. This does not include the unusual or special items described above. The selection of the storage company and the carrier will be at the review and/or discretion of the Company.

After your departure from Frankfurt, once your goods are shipped, and for the period while they are in transit to the U.S., the Company will pay for the rental of essential furnishings until your goods are delivered to your residence. This will also apply on your repatriation to Australia. The Company will also pay for reasonable airfreight of items required for the period while your furniture is in transit, such as plates, cutlery, pots & pans, computer etc.

Other Benefits While On Assignment

Company automobile

While on foreign assignment, the Company will provide an appropriate allowance towards a leased automobile, including insurance. Should you choose to lease a second automobile, it will be at your expense.

Vacation

You will be eligible for vacation under the local Australian practice (20 days).

Holidays

You will be eligible to observe the local policy for holidays in the U.S.

Employee Benefits

To the extent permitted by regulations and plan documents, you will continue to participate in your Australian benefit plans. Where possible the Company will help you obtain a waiver from participation in local benefit plans. If continuation of coverage in Australian medical benefits is not practical or possible, the company will provide you with similar coverage via it’s standard carrier or an international plan provider.

Emergency Leave

The Company will grant up to seven days off plus travel time for personal emergencies such as serious illness or death of an immediate family member. Round trip air transportation will be granted.

Home Leave

The Company will provide a home leave allowance for you and your family equal to full economy airfares between New York and Australia annually. The Company encourages you and your family to use this allowance to return to Australia to renew business, professional, personal, and family contacts on an annual basis during your scheduled vacation time. Alternatively, you may use this allowance for vacation travel if you feel that would be more beneficial to you and your family. Should the cost of the travel in either case be less than the allowance then the remaining allowance may cover accommodation, meals and transportation.

Tax Equalization

The Company expects that you will comply fully with the tax rules of Australia and the U.S.

Our philosophy is to provide you with an after-tax income equivalent to that which you would have received had you remained in Australia. This is done by adjusting your compensation and other similar sourced company income that you hypothetically would have been paid in Australia, calculating the appropriate Australian Federal, state, and local tax on such income and comparing that to your total actual taxes in Australia and the U.S. For the avoidance of doubt it is understood that you maintain certain tax deductions in Australia and that these will be taken into account in the calculation of your taxable income in Australia.

A tax advisor from a well-respected accounting firm selected by the Company will be made available to calculate the hypothetical tax, prepare applicable Australian, German and U.S. tax returns and an annual reconciliation. The fees for these services will be borne by the Company. However, you should be aware that filings of individual tax returns and payment of taxes owed to any country is entirely your responsibility.

End of Assignment Terms

The following terms and conditions will apply at the end of your assignment:

Termination Before Completion of Assignment:

In the event of involuntary termination for reasons other than cause, or resulting from a change in Company control*, the Company will arrange to return you to Australia. Change of control is defined as the acquisition, merger, dissolution, liquidation, consolidation or sale of all or substantially all of the assets of the company. If there is a resulting significant diminution of your responsibilities, duties or status, you will be eligible for the benefits described in this section. This will also include your household and personal effects, limited to the same weight of your shipment at the beginning of your assignment. The expenses will be borne by the Company only if the move out of the U.S. occurs within ninety days of termination. Severance and/or notice will be equivalent to 12 month’s base salary.

*Note: the above does not replace the Change of Control benefits provided in your letters from Roy King and Greg O’Brien, dated 12/21/01 and 1/3/02 respectively.

In the event of voluntary termination or involuntary termination for cause, you will not be eligible for any relocation or severance support. Cause is defined as: (i) your conviction of a felony; (ii) your willful neglect of your obligations and duties hereunder, which neglect you fail to remedy within ten days after written demand from Mercator; or (iii) you willfully engage in conduct demonstrably and materially injurious to Mercator, momentarily or otherwise, and fail to remedy such conduct within ten days after receipt of Notice thereof from Mercator. For the purpose of this clause, no act, or failure to act, on your part shall be deemed willful unless done, or omitted to be done, by you in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of Mercator.

By signing this letter, you agree that all rights and obligations in the event of an involuntary termination shall be determined based on the laws of Australia, and you hereby waive any rights you may have under the laws and regulations of the U.S.

Normal Completion of the Assignment

Approximately six months before the conclusion of your assignment, discussions will begin regarding your repatriation, extension or a suitable position back in Australia. Every attempt will be made to find a position within the Company that suitably utilizes your skills and experience and that fits your career interests. At that point, a letter will be provided that details all the terms and conditions of your repatriation.

Upon the completion of this assignment, the Company will arrange to return you to Australia. This will also include shipment of your household and personal effects, limited to the same size of your shipment at the beginning of your assignment.

Sale of owned and/or leased car

If you are involuntarily terminated before completion of your assignment, or upon your repatriation, the Company will reimburse you for the costs associated with the lease termination or loss on sale of your vehicles (below book value) subject to review and approval by Corporate HR.

Extension of the Assignment

•
Although an expected assignment duration of approximately two years has been planned, further extensions may be negotiated. If it is mutually determined that the U.S. will be your permanent work location, your status will not remain that of an expatriate, you will be transitioned to local national status. In this case the difference between total expatriate package and the local compensation package will be phased out over a three-month period of time.

Your Acceptance

I trust that you will find your experiences in your new role and work location to be professionally rewarding, and that all the daily experiences of living will be personally fulfilling for you.

Please countersign and date your acceptance below.

By:	/s/ GREG O’BRIEN

Greg O’Brien SVP—Human Resources

Date: 9/24/02
Accepted:	/s/ MARK REGISTER

Mark Register